Exhibit 99.(n)

KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY 10001

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2026, with respect to the consolidated financial statements, consolidated financial highlights, and accompanying supplemental information of Eagle Point Institutional Income Fund, incorporated herein by reference and to the references to our firm under the heading “Senior Securities” in the prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the statement of additional information.

New York, New York
April 29, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.